Exhibit 4.2

[QUICKLOGIC CORPORATION LETTERHEAD]

            , 2018

[Investor]

[Investor Address]

Re: QuickLogic Corporation (the “Company”)

To Whom It May Concern:

This letter agreement (the “Letter Agreement”) is being entered into in connection with the purchase by                      (the “Investor”), of an aggregate of                  shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, and a warrant (Warrant No.:         ) of the Company (the “Warrant”), to purchase an aggregate of                  shares of Common Stock (the “Warrant Shares”). The shares of Common Stock and the Warrant were purchased as part of a registered public offering pursuant to and in accordance with an underwriting agreement, dated May 24, 2018, between the Company and Craig-Hallum Capital Group LLC, as Representative of the several Underwriters named in Schedule I thereto (the “Underwriting Agreement”). Capitalized terms used and not defined herein shall have the meanings set forth in the Underwriting Agreement.

For other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company does hereby agree with the Investor as follows:

1.

The Investor shall not have the right to exercise all or any portion of its Warrant, and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, such Investor (together with such Investor’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Investor and its affiliates shall include the number of shares of Common Stock held by the Investor and its affiliates plus the number of shares of Common Stock which would be issuable upon exercise of its Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of its Warrant beneficially owned by the Investor and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Investor and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of the Investor’s Warrant, in determining the number of outstanding shares of Common Stock, the Investor may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Investor’s Warrant, by the Investor and its affiliates since the date as of which such number of outstanding shares of

Common Stock was reported. By written notice to the Company, the Investor may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Investor.

2.	This Letter Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereof.

3.	This Letter Agreement shall terminate and be of no further force or effect upon the earlier of (a) the date on which the Investor’s Warrant has been fully exercised and all the Warrant Shares available under the Warrant have been delivered to the Investor and (b) 5:30 p.m., New York City time, on May 29, 2023, the expiration date of the Warrant.

4.	This Letter Agreement is solely for the benefit of the parties hereto, and will not be assignable by any party. This Letter Agreement may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement binding on all parties but together shall constitute but one instrument.

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If you agree with the foregoing, please so indicate by signing and returning a copy of this Letter Agreement to the undersigned Company.

Very truly yours,

QuickLogic Corporation

By:
Name:
Title:

Accepted and acknowledged as of the date first above written:

[Investor]

By:
Name:
Title:

[Signature page to Letter Agreement]